Exhibit 10.12

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between SP Plus Corporation, a Delaware corporation (the “Company”) and G Marc Baumann (the “Executive”), dated as of November 19, 2014, effective as of January 1, 2015 (the “Effective Date”)

RECITALS

A.                                    The Company is in the business of providing an array of commercial and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential and commercial property management services, security services for commercial establishments and airport and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor’s or successor’s) are referred to hereinafter as the “Parking Companies”).

B.                                    Prior to the Effective Date, Executive was employed by the Company as a President and Chief Operating Officer, pursuant to that certain Amended and Restated Employment Agreement dated October 1, 2001, as amended by that certain First Amendment to Amended and Restated Executive Employment Agreement dated December 29, 2008, as further amended by that certain Second Amendment to Amended and Restated Employment Agreement dated January 28, 2009, and as further amended by that certain Third Amendment to Amended and Restated Employment Agreement dated June 10, 2011 (collectively, the “Prior Agreement”).

C.                                    In order to protect the Company’s confidential information, goodwill and customer relationships and to induce the Executive to serve as Chief Executive Officer of the Company, the Company desires to provide the Executive with consideration and benefits on the terms set forth in this Agreement in exchange for the obligations herein.

D.                                    The Company and the Executive desire to continue Executive’s employment relationship with the Company, and Executive is willing to accept such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of: (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained and/or (iii) the salary continuation payment payable on termination, the Company and Executive hereby covenant and agree as follows:

1.                                      Employment Period.

The Company shall continue to employ the Executive, and the Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the second anniversary thereof (the “Employment Period”), provided, however, that commencing on the date one year after the Effective Date and on each annual anniversary of such date (each annual anniversary thereof shall hereinafter be referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate two years from the Renewal Date, so that there is always between one and two years remaining in the Employment Period, unless 90 days prior to the Renewal Date the Company or the Executive shall terminate this Agreement by giving notice to the other party that the Employment Period shall not be so extended (a “Notice of Nonrenewal”).  Notwithstanding any such termination, Section 6 of this Agreement shall remain in full force and effect.

2.                                      Position and Duties.  During the Employment Period, the Executive shall serve as and Chief Executive Officer of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position.  Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by the Board of Directors (the “Board”) of the Company. The Executive shall report directly to the Board.  The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement, it being agreed that the Executive may engage in, and may retain any fees payable as a result of, speaking or writing activities or service as a director of a non-competing company so long as such engagements do not interfere with Executive’s employment and duties pursuant to this Agreement. The Executive’s acceptance of any such directorship shall be subject to prior approval of the Company’s Board provided such approval shall not be unreasonably withheld.     Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter. During the Employment Period, the Executive’s services shall be performed primarily in Chicago, Illinois.

3.                                      Compensation.

(a)                                 Base Salary.  Commencing as of the Effective Date, the Executive shall receive base salary at the annual rate of Seven Hundred Thousand Dollars ($700,000.00) (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, and shall be subject to review annually in accordance with the Company’s review policies and practices for executives as in effect at the time of any such review. At no time during the Employment Period shall the Annual Base Salary be reduced below the base salary in effect as of the Effective Date (the “Base Minimum Salary”) except if the Executive’s duties and responsibilities have been reduced at the Executive’s request.

(b)                                 Bonus.  For the 2015 calendar year, and each subsequent calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for the Executive by the Company (the “Annual Bonus Program”).  The Annual Bonus will be paid in the calendar year immediately following the year for which it is earned, no later than March 15 of such year. In all events, the Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be not less than Four Hundred Thousand Dollars ($400,000.00) per calendar year, with the actual amount of the Annual Bonus being determined in relation to the Target Annual Bonus in accordance with the terms of the Annual Bonus Program as approved annually by the Compensation Committee of the Board of Directors.

(c)                                  Equity Plan.                              Executive shall be entitled to participate in the Company’s Long Term Incentive Plan on the terms and conditions set forth in the Long Term Incentive Plan document and any corresponding agreements governing the issuance of equity.

(d)                                 Other Benefits. In addition to the foregoing, during the Employment Period:  (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan and the Non-Qualified Deferred Compensation (NQDC) program on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual paid vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; and (iii) the Executive and the Executive’s family shall be eligible for participation in, and shall receive all benefits under group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

(e)                                  Business Expenses.                                        Executive shall be reimbursed by the Company for business expenses incurred on behalf of the Parking Companies in accordance with the policies and practices of the Company as in effect from time to time.

(f)                                   Insurance. In addition to the insurance benefits described in subparagraph 3(d) above, during the Employment Period the Company agrees to pay the annual premium on an insurance policy or policies on the life of the Executive, which policy or policies will provide an annual cash benefit to the Executive of at least $150,000 for a period of fifteen years beginning in the year in which the Executive attains age sixty-five (65) (any one or more of such policies to be referred to herein as the “Policy”).  The Policy shall be owned by and entered into in the name of the Executive, and the Company shall have no right to any proceeds from or any other ownership interest in the Policy.  The Company further agrees that in the event of a termination of the Executive’s employment for any reason other than Cause or the Executive’s voluntary termination of employment without Good Reason, it shall continue to pay the annual premium on the Policy until the earlier of (i) the Executive’s death or (ii) the date the Executive attains age sixty-five (65).

In addition to the Policy, the Company shall provide the Executive with life insurance above the standard benefit package in an amount equal to $1,000,000 until the Executive attains age 75.

4.                                      Termination of Employment.

(a)                                 Death or Disability.  In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically.  The Company, in its discretion, shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers.  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)                                 By the Company.  In addition to termination for Disability, the Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  “Cause” means:

(i)                                     the continued and willful or deliberate failure of the Executive to substantially perform the Executive’s duties, or to comply with the Executive’s obligations, under this Agreement (other than as a result of physical or mental illness or injury); or

(ii)                                  illegal acts or gross misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.

Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph 4(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

(c)                                  Voluntarily by the Executive.  The Executive may terminate his employment by giving written notice thereof to the Company (which shall include without limitation the Executive’s election to effectively terminate his employment at the expiration of any given Employment Period by reason of the Executive’s giving of notice pursuant to paragraph 1 above), provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below.  “Good Reason” means any of the following:

(i)                                     a reduction in the Executive’s Annual Base Salary, which is not accompanied by a similar reduction in annual base salaries of similarly situated executives of the Company (provided, however, that in no event shall the Executive’s Annual Base Salary be reduced to less than the Base Minimum Salary unless permitted by paragraph 3(a) above); or

(ii)                                  a reduction in the Executive’s Target Annual Bonus;

(iii)                               a breach by the Company of this Agreement (including without limitation the provisions of paragraph 2 and paragraphs 3(a) and (b) above) after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach; or

(iv) the Company’s requirement that the Executive relocate his principal place of business outside of the greater Chicago metropolitan area.

(d)                                 Date of Termination.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause, as set forth in notice from the Company, is effective, the date that notice of termination is provided to the Executive from Company of a termination of the Executive’s employment by the Company other than for Cause or Disability, or the date on which the Executive gives the Company notice of termination of employment, as the case may be.

5.                                      Obligations of the Company upon Termination.

(a)                                 By the Company Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause, Death or Disability, the Company shall pay the Executive for any accrued but unused vacation as of the Date of Termination, and in addition shall;

(i)                                     continue to pay the Executive for the duration of the Employment Period the Annual Base Salary and the Annual Bonus as in effect immediately before the Date of Termination, as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above, provided the amount of any Annual Bonus so paid shall equal the Target Annual Bonus,

(ii)                                  continue to provide for a period eighteen (18) months from the Date of Termination welfare benefits to the Executive and/or the Executive’s family at least as favorable as those that would have been provided to them under clause (d) (iii) of Section 3 of this Agreement until the end of eighteen (18) months from the Date of Termination; provided, that during any periods when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan. .

(b)                                 Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall make, within thirty (30) days after the Date of Termination, a lump-sum cash payment to the Executive’s estate equal to the sum of (i) the Executive’s Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Bonus for services rendered in the year of death up to the Date of Termination, (iii) any accrued but unpaid vacation pay through the end of the calendar month in which death occurs, and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, except for any death benefit, in which case the death benefit shall be paid to Executive’s estate within seven (7) days following receipt of any such death benefit by the Company from the insurer.

(c)                                  Disability.  In the event the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period in accordance with paragraph 4(a) hereof, the Company shall pay to the Executive or the Executive’s legal representative, as applicable, for the duration of the Employment Period (i) the Executive’s Annual Base Salary at the rate in effect immediately preceding the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a pro-rata Target Bonus for services rendered in the calendar year in which the Date of Termination occurs, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay.  The Annual Base Salary and bonus payments to be made under this paragraph 5(c) shall be made as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above.

(d)                                 Cause; Voluntary Termination:  If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period (other than for “Good Reason”), the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the Annual Bonus for any calendar year ended prior to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including but not limited to accrued but unpaid vacation pay, and the Company shall have no further obligations to the Executive under this Agreement.

6.                                      Protection of Company Assets.

(a)                                 Trade Secret and Confidential Information.  The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate.  The Executive further recognizes and acknowledges that in exchange for his or her employment with the Parking Companies, the Executive has been given access to and provided with and will continue to be provided with additional confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, which is not generally available to the public, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business

(the matters described in this sentence are referred to herein as “Trade Secret and Confidential Information”).

(b)                                 Customer Relationships.  The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients.  The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of and confidential information about its clients and their needs.  Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from Executive’s employment with the Company.  The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company’s clients and customers solely as a result of Executive’s relationship with the Company.

(c)                                  Confidentiality.  With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Executive agrees that Executive shall during his or her employment and thereafter :

(i)                                     hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company so long as such Information is not generally available to the public or industry;

(ii)                                  use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons or use;

(iii)                               make no use of any Trade Secret and Confidential Information except as is required in the performance of Executive’s duties for the Company; and

(iv)                              immediately upon termination of Executive’s employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company all Company property including, without limitation, any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company.  The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after Executive’s termination of employment with the Company, information which is generally available to the public or industry.

(d)                                 Assignment of Intellectual Property Rights.  The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

(e)                                  Non-Compete.  Executive agrees that while employed by the Company and for a period of twenty-four (24) months after his Date of Termination for any reason, Executive will not directly or indirectly without first obtaining the express written permission of the Employer’s General Counsel, which permission may be withheld in the Employer’s sole discretion:

(i)                                     conduct business with any client or customer of the Company with which Executive had any direct contact or responsibility within the twelve months preceding the Date of Termination or about whom Executive acquired any Trade Secret or Confidential Information during his or her employment with the Company; provided, however, that this subparagraph shall not prohibit Executive from engaging in the above-described activities to the extent Executive is employed by or rendering services to an entity that does not engage in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in; or

(ii)                                  become employed by or render services to any competitor of the Company whether a person, partnership, joint venture, consulting firm or other business, if in so doing the Executive duties would involve any level of strategic advisory, technical, sales, customer, client marketing, or other consulting functions competitive with the Company in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in;

(f)                                   Non-Solicitation.  The Executive agrees that while he is employed by the Company and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, directly or indirectly:

(i)                                     without first obtaining the express written permission of the Company’s General Counsel, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had direct contact or responsibility or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company.  Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the

Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any direct contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company ; provided, however, that this subparagraph shall not prohibit Executive from engaging in the above-described activities to the extent Executive is employed by or rendering services to an entity that does not engage in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in; or

(ii)                                  take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies who possesses Trade Secret and Confidential Information of the Company.

If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his or her responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

(g)                                  Salary Continuation Payments.                      As additional consideration for the representation and restrictions contained in this paragraph 6:

(i)                                     If Executive’s employment is terminated for any reason (including without limitation the Company’s effective termination of Executive’s employment by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending prior to December 31, 2020, other than Cause or Executive’s voluntary termination pursuant to paragraph 5(d) (Executive’s “Voluntary Termination”), the Company agrees to pay Executive an amount which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive’s Annual Base Salary and Annual Target Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following the Date of Termination (collectively the “Tier 1 Salary Continuation Payments”). Notwithstanding Sections 3(a), 3(b), 5(a) and/or 5(c) of this Agreement, the Tier 1 Salary Continuation Payments shall be payable in equal monthly installments over a period of twenty-four (24) months following the Date of Termination.

(ii)                                  Upon Executive’s Voluntary Termination or if Executive is terminated for Cause, the Tier 1 Salary Continuation Payments shall be reduced to the total amount of $50,000 (the “Tier 2 Salary Continuation Payments”) and shall be payable in equal monthly installments over a twelve-month period following the Date of Termination.

(iii)                               If Executive’s employment is terminated by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending on or after December 31, 2020, as applicable, then the Company shall pay Executive one of the following amounts, as designated by the Company at its sole option and election in a writing delivered to Executive within seven (7) days after notice of the Executive’s termination is given:

(x)                                 The Tier 1 Salary Continuation Payments, payable in equal monthly installments over a period of twenty-four (24) months following the Date of Termination, or

(y)                                 The Tier 2 Salary Continuation Payments, payable in equal monthly installments over a period of twelve (12) months following the Date of Termination; provided, however, that if the Company elects to pay Tier 2 Salary Continuation Payments pursuant to this sub-section 6(g)(iii)(y), then effective from and after the Date of Termination, Executive shall be deemed released from any further obligations pursuant to Sections 6(e) and (f) above.

If Executive materially breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Tier 1 Salary Continuation Payments or Tier 2 Salary Continuation Payments (either being hereafter referred to as “Salary Continuation Payments”) shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time.  The termination of Salary Continuation Payments shall not waive any other rights, at law or in equity, that the Company may have by virtue of Executive’s breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.

(h)                                 Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief in a court of law or through arbitration, restraining the Executive from any actual or threatened breach of any of the provisions of this paragraph 6.   If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum.  This paragraph shall be applicable regardless of the reason for the Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company.  If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.                                      Incorporation of Recitals.     The Recitals set forth above are hereby incorporated as material terms of this Agreement.

8.                                      Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9.                                      Notices.  Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	G Marc Baumann

In the case of the Company to:	SP Plus Corporation
200 E. Randolph Street
Suite 7700
Chicago, Illinois 60601
	Attention:	General Counsel

10.                               Applicable Law; Submission to Jurisdiction.  This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof.  Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive’s employment with the Company.

11.                               Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

12.                               Amendment.  This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13.                               Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.                               Successors.

(a)                                 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

15.                               Entire Agreement.  Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties, including the Executive’s employment agreement with the Company, relating to the subject matter hereof, provided, however, that this provision shall not be interpreted to supersede any separate equity agreements as set forth in Section 3 of this Agreement, including without limitation the Company’s Long Term Incentive Plan, Long Term Performance Share Program, and/or any awards, grants, or agreements relating to those plans.

16.                               Acknowledgement by Executive.  The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.  The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.

17.                               Compliance with Section 409A.  Payments under Sections 5 and 6 shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”); provided that if the Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in Section 5 or Section 6 shall be delayed for a period of six (6) months following the Executive’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to penalties and interest under Section 409A of the Code, and shall thereafter be paid in full for the duration set forth in Section 5 or Section 6.

18.                               Attorneys’ Fees.  In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including without limitation attorneys’ fees.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

SP PLUS CORPORATION

By:	/s/ JAMES A. WILHELM
James A. Wilhelm
Chief Executive Officer

EXECUTIVE:
/s/ G MARC BAUMANN
G Marc Baumann